Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A3 of our report dated October 28, 2019, relating to the financial statements of Jet Token, Inc., as of December 31, 2018 and to all references to our firm included in this Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

February 13, 2020